MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2008 RESULTS
Reported Diluted Earnings Per Share of $0.26
Reiterated Financial Performance Expectations for 2008 Driven By Company Specific Initiatives

Iselin, New Jersey, May 6, 2008—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the first quarter ended March 29, 2008.

As stated in Maidenform’s fourth quarter and full year 2007 press release on March 5, 2008, the Company projected lower net sales results for the first quarter of 2008 compared to the prior year from a non-recurring private brand program with a specialty retailer and a more challenging retail environment overall.

First quarter 2008 highlights versus first quarter 2007:

-	Mass merchant channel net sales increased 5.9% to $30.3 million.

-	Retail segment net sales increased 12.7% to $11.5 million. Same store sales increased 9.4%.

-	International sales increased 11.1% to $8.0 million.

-	Consolidated gross margins increased 240 basis points to 38.7%.

Thomas J. Ward, Chief Executive Officer, stated, “While we experienced a more challenging first quarter with consolidated net sales down 8.5%, our team remains focused on driving performance and positioning the Company for long-term success. In the first quarter of 2008, we continued to build a platform for growth through solid performance in our mass channel business from expanding assortments and doors with certain customers, intensifying our footprint internationally particularly in Germany, enhancing store productivity in our retail outlet stores and implementing cost-saving sourcing initiatives that resulted in continued consolidated gross margin expansion. For the full year of 2008, we reiterate our double-digit EPS projection of 10% from our current business driven by Maidenform specific initiatives occurring in the second half of the year including new brand launches with new and existing customers, adding programs with certain current customers as well as expanding our door presence. As we navigate through a difficult retail climate, we captured these performance enhancing opportunities in 2008 through product differentiation, innovative contributions to the marketplace and value contribution to customers.”

Financial Results for First Quarter 2008 versus First Quarter 2007
Consistent with Maidenform’s previously stated projection of lower net sales for the first quarter of 2008, net sales for the first quarter of 2008 decreased $9.1 million, or 8.5%, to $98.1 million. Wholesale segment net sales in the first quarter of 2008 decreased $10.4 million, or 10.7%, to $86.6 million with wholesale branded net sales down 3.5%.  Total international net sales, which are included in the wholesale segment, increased $0.8 million, or 11.1%, to $8.0 million. Retail segment net sales increased $1.3 million, or 12.7%, to $11.5 million in the first quarter of 2008. Maidenform’s net sales performance by channel of distribution and product mix is highlighted in Exhibit A to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the Department Stores and National Chain Stores channel decreased $5.1 million, or 9.5%, to $48.4 million in the first quarter of 2008 primarily as a result of fewer sales from national chain store customers. Despite a more challenging retail climate, Maidenform had solid performance from certain key brand and product initiatives such as (1) an expanded door presence of Maidenform’s shapewear brand Control ItTM; (2) continued growth in the Company’s full-figure Lilyette® brand, including the introduction of the Aircurves™ Air Pad Push-Up; and (3) strength in the Flexees® business which included the launch of a new category of innerwear/outerwear named Shapewear ChicTM.

Mass Merchants
The Mass Merchants channel net sales increased $1.7 million, or 5.9%, to $30.3 million in the first quarter of 2008. This increase was driven by an expanded footprint of the Company’s Sweet Nothings® brand with one mass customer particularly in the shapewear and full-figure categories, in addition to introducing a new bra program with a warehouse customer.

Other
Net sales in the Other channel was down $7.0 million, or 47.0%, to $7.9 million due primarily to a non-recurring private brand program with a specialty retailer that occurred in the first quarter of 2007 and lower sales to an off-price retailer. As noted above, the Company previously communicated its expectation that private brand sales would be down for the first quarter of 2008 principally reflected in this channel.

Retail Segment

Same store sales in the first quarter for Maidenform’s retail outlet stores increased 9.4%. Internet sales increased 33.3% to $1.2 million in the first quarter of 2008. The retail segment continued to report higher net sales across all Maidenform core product segments, particularly in shapewear and full-figure. Specific initiatives to drive store productivity included focused in-store marketing efforts, a targeted direct mail campaign to customers as well as signage and floor redesigns. The Company had 78 retail outlet stores as of the end of the first quarter of 2008 compared to 76 retail outlet stores at the end of the comparable year ago period.

As a percentage of net sales, consolidated gross margins improved 240 basis points to 38.7%. The Company’s consolidated gross margins were favorably affected by both customer and product mix, higher retail segment sales, lower Other channel sales and sourcing initiatives such as product cost re-engineering actions and inbound freight initiatives.

Consolidated selling, general and administrative expenses (SG&A) increased $1.6 million, or 6.5%, to $26.4 million in the first quarter of 2008 as a result of additional occupancy related expenses, including a second distribution center and corporate related occupancy expenses, in addition to payroll and related expenses. These expenses were somewhat offset by lower costs associated with professional fees. The SG&A for the first quarter of 2007 was $18.7 million which included a non-cash curtailment gain of $6.1 million that the Company recognized in connection with a pension plan freeze that occurred on January 1, 2007. As a percentage of net sales, SG&A was 26.9% in the first quarter of 2008 compared to 23.1% for the first quarter of 2007, excluding the curtailment gain.

Due to the factors described above, operating income in the first quarter of 2008 was $11.6 million compared to $14.1 million in the year ago period, excluding the curtailment gain of $6.1 million, and $20.2 million including the curtailment gain.

Net interest expense for the first quarter of 2008 was $1.2 million compared to $2.0 million in the first quarter of 2007. This decrease was primarily due to the actions taken by the Company to refinance Maidenform’s credit facility in June 2007 as well as overall lower debt outstanding in the first quarter of 2008.

Maidenform’s effective income tax rate for the first quarter of 2008 was 41.8% compared to 41.7% for the first quarter of 2007.

Net income for the first quarter of 2008 was $6.0 million and diluted earnings per common share (EPS) were $0.26. Excluding the curtailment gain in the first quarter of 2007, net income was $7.0 million, or $0.29 EPS, in that period with net income of $10.6 million, or $0.44 EPS, including the curtailment gain of $6.1 million ($3.6 million after tax), or $0.15 per share.

Total cash and cash equivalents at the end of the first quarter of 2008 was $10.7 million compared to $6.4 million at the end of the first quarter of 2007. The Company’s total debt outstanding was $89.5 million as of March 29, 2008, representing a decrease of $20.5 million from the end of the first quarter of 2007. Maidenform had a debt to EBITDA ratio of 1.37 to 1 at the end of the first quarter of 2008.

Financial Performance Guidance for 2008
Based on specific initiatives that the Company is undertaking in 2008, Maidenform continues to reiterate its financial performance expectations for the full year of 2008 which are highlighted in the chart below. These projections exclude anticipated start-up costs of approximately $2.5 million, or $0.06 per share, in 2008 associated with developing and implementing Maidenform’s new global license agreement with Donna Karan International to design, source and market women’s intimate apparel (innerwear) under the Donna Karan and DKNY brands, also announced today.

The Company currently expects a mid to upper-teen net sales growth rate for the third and fourth quarters of 2008 compared to the same year ago periods due to the following factors:

-	a sizeable assortment expansion with a current mass customer;
-	the introduction of a new brand with an existing department store customer as well as a new brand with a new mass customer;
-	additional product introductions in the Department Stores and National Chain Stores channel;
-	a new program with a current warehouse customer;
-	the launch of the Company’s Flexees® brand with a specialty retailer; and
-	the launch of a new program with a specialty retailer.

Maidenform expects net sales to be lower in the second quarter of 2008 from the prior year reflecting the timing of certain shipments to the Department Stores and National Chain Stores channel of approximately $6.0 million that will be occurring in the third quarter of 2008, as well as a more challenging retail environment. The Company projects this channel to experience a mid-teen net sales growth rate in the second half of 2008 over the second half of 2007, largely driven by the initiatives mentioned above.

Maidenform’s consolidated gross margins continue to be projected at approximately 39% for 2008, with margins of approximately 37% in the second quarter due to customer and product mix, primarily from solid sales performance expected in the Company’s mass merchants business. For the second half of 2008, margins are then expected to be comparable to the second half of 2007 due to customer and product mix, in addition to sourcing initiatives.

The following chart highlights Maidenform’s financial performance guidance for the full year of 2008, excluding anticipated start-up costs of approximately $2.5 million, or $0.06 per share, in 2008 associated with developing and implementing the new women’s intimate apparel licensing agreement with Donna Karan International:

Financial Measure	2008 Guidance
Net sales	Approximately 4%
Consolidated gross margins	Approximately 39%
EPS	Approximately 10%

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, May 7, 2008 at 8:30 am ET to discuss its first quarter 2008 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through May 21, 2008 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 70745375.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control ItTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(732) 621-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; the sufficiency of cash to fund operations and capital expenditures; and the influence of adverse changes in general economic conditions.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	March 29, 2008	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$10,731	$16,602
Accounts receivable, net	54,760	45,775
Inventories	62,938	69,041
Deferred income taxes	11,225	11,015
Prepaid expenses and other current assets	7,422	7,497
Total current assets	147,076	149,930
Property, plant and equipment, net	19,400	19,992
Goodwill	7,884	7,884
Intangible assets, net	98,228	98,518
Other non-current assets	3,412	3,327
Total assets	$276,000	$279,651

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	26,070	36,022
Accrued expenses and other current liabilities	21,801	21,620
Total current liabilities	48,971	58,742
Long-term debt	88,350	88,625
Deferred income taxes	22,222	21,718
Other non-current liabilities	11,060	10,949
Total liabilities	170,603	180,034

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,361,061 outstanding at March 29, 2008
and 23,488,357 shares issued and 22,357,292 outstanding at December 29, 2007	235	235
Additional paid-in capital	61,210	60,919
Retained earnings	59,565	53,526
Accumulated other comprehensive income	269	872
Treasury stock, at cost (1,127,296 shares at March 29, 2008 and
1,131,065 shares at December 29, 2007)	(15,882)	(15,935)
Total stockholders’ equity	105,397	99,617
Total liabilities and stockholders’ equity	$276,000	$279,651

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	March 29, 2008	March 31, 2007

Net sales	$98,106	$107,233
Cost of sales	60,140	68,361
Gross profit	37,966	38,872
Selling, general and
administrative expenses	26,403	18,676
Operating income	11,563	20,196

Interest expense, net	1,181	2,021
Income before provision
for income taxes	10,382	18,175
Income tax expense	4,343	7,583
Net income	$6,039	$10,592
Basic earnings per common share	$0.27	$0.46
Diluted earnings per common share	$0.26	$0.44
Basic weighted average number of
shares outstanding	22,358,220	22,977,456
Diluted weighted average number of
shares outstanding	23,422,197	24,145,056

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 29, 2008	March 31, 2007
Cash flows from operating activities
Net income	$6,039	$10,592
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	933	717
Amortization of intangible assets	290	290
Amortization of deferred financing costs	47	210
Stock-based compensation	321	456
Deferred income taxes	504	1,725
Excess tax benefits related to stock-based compensation	(16)	(102)
Pension plan curtailment gain	-	(6,099)
Net changes in operating assets and
liabilities
Accounts receivable	(8,985)	(18,964)
Inventories	6,103	(8,850)
Prepaid expenses and other current and
non-current assets	79	219
Accounts payable	(9,952)	9,230
Accrued expenses and other current and
non-current liabilities	(3,212)	(1,901)
Income taxes payable	2,886	5,065
Net cash from operating activities	(4,963)	(7,412)
Cash flows from investing activities
Capital expenditures	(341)	(952)
Net cash from investing activities	(341)	(952)
Cash flows from financing activities
Term loan repayments	(275)	-
Proceeds from stock options exercised	7	34
Excess tax benefits related to stock-based compensation	16	102
Payments of capital lease obligations	(27)	(25)
Net cash from financing activities	(279)	111
Effects of exchange rate changes on cash	(288)	65
Net decrease in cash	(5,871)	(8,188)
Cash and cash equivalents
Beginning of period	16,602	14,617
End of period	$10,731	$6,429

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$1,412	$2,086
Income taxes	$816	$22

Exhibit A
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	March 29, 2008	March 31, 2007	$ change	% change
Department stores and
national chain stores	$48.4	$53.5	$(5.1)	(9.5%)
Mass merchant	30.3	28.6	1.7	5.9
Other	7.9	14.9	(7.0)	(47.0)
Total wholesale	86.6	97.0	(10.4)	(10.7)

Retail	11.5	10.2	1.3	12.7

Total consolidated net sales	$98.1	$107.2	$(9.1)	(8.5%)

	Three months ended
	March 29, 2008	March 31, 2007
Bras	66%	75%
Shapewear	22	15
Panties	12	10
	100%	100%

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